EXHIBIT 10.1

Branch Banking & Trust Co.

Correspondent Banking P.O. Box 628 Monroe, NC 28111-0628

LETTER LOAN AGREEMENT - LINE OF CREDIT

June 25, 2008

Mr. Greg Gibson

Chief Executive Officer

1st Financial Services Corporation

101 Jack Street

Hendersonville, NC 28792

RE:	Line of Credit

Dear Greg:

This letter sets forth the terms and conditions under which Branch Banking and Trust Company (“Bank”) shall make to 1st Financial Services Corporation (“Borrower”) the following loan:

A revolving line of credit (“Line”) up to the maximum principal amount outstanding of ten million dollars ($10,000,000) subject to the terms and conditions of this agreement.

Borrower and Bank hereby further agree as follows:

1.	Promissory Note. All advances made to Borrower under the Line shall be evidenced by Borrower’s Promissory Note dated of even date herewith in the face amount of $10,000,000, which shall bear interest, prior to default, at the one Month LIBOR Rate, adjusted monthly on the first day of each month for each LIBOR interest period, as defined in Bank’s Note, plus one and one halve percent (1.50%) per annum (including all extensions, renewals, modifications and substitutions thereof, the “Note”). From and after the occurrence of an event of default hereunder, Bank shall be entitled to charge interest at the default rate, as set forth in the Note, at its option.

2.	Advances and Repayment. Prior to maturity on June 25, 2009, or an occurrence of an event of default hereunder, Bank shall make advances at the request of the authorized officers of Borrower up to an aggregate principal amount not to exceed $10,000,000 at any time. Borrower may borrow, repay, and re-borrow any time through maturity. Accrued interest only shall be repayable quarterly beginning on September 25, 2008. One final payment of the entire unpaid principal balance then outstanding with accrued interest thereon shall be due in full at maturity or it may be repaid over a period of five years in equal annual installments.

Bank shall not be obligated to make advances after an event of default hereunder, but may do so in its sole discretion.

3.	Collateral. To secure payment of the Line, Borrower shall grant, pledge, assign and/or convey to Bank the following:

A first and prior security interest in the securities, securities account(s), mutual fund account(s), or other investment property or financial asset(s) of 1st Financial services Corporation, pursuant to appropriate pledge, security and control agreements.

4.	Fees and Taxes. If not previously paid, Borrower shall pay a commitment/origination fee in the amount of $5,000 at closing. In addition, Borrower shall pay all legal fees and all other costs and expenses incurred by Bank in connection with the making, documenting and closing of the Loan.

OTHER TERMS AND CONDITIONS:

Representations and Warranties. Borrower represents and warrants to Bank (which shall survive the execution hereof) that: (i) it is a corporation duly organized and validly existing in good standing under the laws of North Carolina, having the legal name set forth in the first paragraph hereof; (ii) Borrower owns the Collateral free and clear of all liens, security interests, and encumbrances except for those granted to Bank; (iii) Borrower has paid all income and property taxes due and owing by Borrower; (iv) there is no pending or threatened litigation against Borrower or the Collateral which, if adversely decided, would materially and adversely affect the financial condition of Borrower; (v) all financial reports, statements, and related information furnished to Bank on Borrower accurately reflect its financial condition on the dates thereof, and no material adverse change has occurred in such financial conditions since the date of the most recently furnished thereof; (vi) it has all necessary and appropriate authority to borrow money and pledge assets under its Articles of Incorporation and no consents are required of its shareholders to be obtained or, if required, such consent has been obtained; (vii) this agreement, the Note, the Security Agreement, and all other security documents and agreements executed by Borrower in connection therewith constitutes the valid and legally binding obligation of Borrower enforceable against Borrower in accordance with their terms; and (viii) authorized officers of Borrower have read this agreement, the Note, and the accompanying security documents and fully understands and accept each of their respective terms.

Covenants.

a.	Borrower shall: (I) maintain its existence in good standing as a corporation; (ii) maintain its current management and ownership; (iii) maintain insurance covering the risks usually carried by companies in the same business with an insurance company acceptable to Bank; (iv) furnish, in addition to an annual financial statement within 120 days after the end of each fiscal year, a quarterly financial statement within 30 days after the end of such period consistently prepared in accordance with GAAP and in a form satisfactory to Bank; (v) furnish information and documentation as required by the Bank sufficient to verify the identify of the Borrower as required under the USA Patriot Act; (vi) furnish notice to Bank of any event of default under this agreement, of any law suit against Borrower involving any claim of $10,000 or more, or of any complaint involving a violation of environmental law; and (vii) comply with applicable law including without limitation payment of all taxes due (including withholding taxes).

b.	Borrower shall not, without the prior written consent of Bank: (i) grant or permit a security interest, lien or encumbrance of any kind on the Collateral; (ii) incur or guarantee any significant debt except to Bank and except for debt showing on its most recent financial statement preceding this agreement, other than trade accounts payable incurred in the ordinary course of business or purchase money loans which are secured only by the asset purchased; (iii) sell all or substantially all of its assets to any person or entity.

Key Financial Ratios and Limitations. Borrower shall at all times maintain the following financial covenants and ratios all in accordance with GAAP unless otherwise specified:

a.	Minimum equity of $45 million;

b.	Minimum return on assets (ROA) of .50%;

c.	Minimum loan loss reserve of 1.00%;

d.	Maximum nonperforming assets to total assets of 1.25%.

Events of Default. Borrower shall be in default under this agreement upon the occurrence of any of the following events: (i) failure to pay within five (5) days of the date due any installment of principal or interest under the Note; (ii) should any representation or warranty made herein or in any security document, or should any financial statement furnished, be false or misleading in any material respect; (iii) failure to comply with any covenant or requirement set forth in this agreement, the Note, or any security document; (iv) failure to maintain its existence as a corporation, (v) should Borrower become a “debtor”, as defined in the U.S. Bankruptcy Code, whether voluntarily or otherwise; (vi) should the liens and security interests granted to Bank in the Collateral fail to have the priority expected or should the security instruments be invalid or unenforceable for any reason, or (vii) should Bank in good faith deem itself insecure or believe that the prospect of payment or performance by Borrower is impaired.

Remedies. Upon the occurrence of any one or more events of default listed above, Bank may, at its option, take all or any number of the following actions: (i) declare the outstanding balance of the Note to be immediately due and payable together with accrued interest without demand presentment, protest or notice thereof of any kind, all of which are hereby waived by Borrower; (ii) take immediate possession of the Collateral and foreclose upon the same; (iii) exercise all rights of offset against Borrower’s accounts with Bank; (iv) exercise all rights and remedies of a secured party under the North Carolina Uniform Commercial Code, and (v) exercise all other legal rights and remedies.

Miscellaneous Covenants. Borrower and Bank further agree as follows:

a.	This agreement is made in and shall be construed in accordance with the laws of the State of North Carolina and shall bind Borrower and its successors and assigns.

b.	This agreement may not be modified or supplemented except by a written instrument signed by Borrower and Bank.

c.	Should Borrower default in the payment or performance of its obligations hereunder, and Bank believes it necessary to employ an attorney to assist in the enforcement hereof or collection of the debt, or to defend Bank in a law suit or other legal proceeding, Borrower hereby agrees to pay all attorneys’ fees, related fees and expenses, and all court costs that may be reasonably incurred by Bank, whether or not any suit or proceeding actually commences.

d.	This agreement, the Note(s), and the security documents executed in connection herewith constitute the entire agreement among the parties hereto and no oral agreements or unwritten understandings with respect to the indebtedness and obligations described in this agreement exist as of the date hereof.

e.	Borrower shall indemnify and hold Bank harmless from, and shall reimburse Bank for, all obligations, suits, judgments, claims, demands, damages, proceedings, expenses (including all attorneys’ fees), or liabilities whatsoever which may be asserted against Bank or which may be incurred by Bank arising out of or relating to a breach of Borrower’s representations and warranties made in Paragraph 3 hereof, or arising out of or relating to a breach or non-performance by Borrower of any covenant or provision of this agreement.

f.	The failure or delay of Bank to exercise any right under this agreement, the Note(s), or the security documents, shall not operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude the exercise of any other right or remedy which Bank may have hereunder or by law.

g.	Borrower shall furnish to Bank upon Bank’s request any additional financial information, reports on the Collateral, and any information or documentation, including but not limited to Borrower’s legal name, address, and tax identification number sufficient for the Bank to verify the identify of the Borrower in accordance with the USA Patriot Act. Borrower shall notify Bank promptly of any change in such information.

Upon Borrower’s acceptance of the terms and provisions of this agreement, the Note and the accompanying security documents, please so indicate by having the duly authorized officer of Borrower sign below on its behalf. We appreciate the opportunity to offer this commitment to your company and look forward to establishing a continued, mutually beneficial relationship.

Sincerely,

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Clegg E. Sell, Jr.
Title:	SVP
Phone:	704 239 7438

Read and accepted this 25 day of June, 2008.

1st Financial Services Corporation		(SEAL)
(Name of Borrower)

By:	/s/ Gregory Gibson
Title:	CEO

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